Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American National Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 001-3480) on Form 10-12B and Registration No. 133-160698 of Form S-8 of American National Insurance Company (the Company) of our reports dated March 10, 2017, with respect to the consolidated statements of financial position of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedules I to V, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of the Company.

Our report dated March 10, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that American National Insurance Company (the Company) did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to the ineffective internal controls over the measurement and presentation of deferred income taxes, the recognition and disclosure of the amount of collateral under equity option derivative arrangements and the information and communication controls over these areas have been identified and included in management’s assessment.

/s/ KPMG LLP

Houston, Texas

March 10, 2017